UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Supplement to the Proxy Statement

for the Annual Meeting of Shareholders

of Gold Resource Corporation

to be held on June 15, 2023

This proxy statement supplement (the “Supplement”), dated June 9, 2023, provides updated information with respect to the 2023 annual meeting (“Annual Meeting”) of Gold Resource Corporation (the “Company”) to be held on June 15, 2023, at 10:00 a.m. Mountain Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the shareholders of the Company on or about June 9, 2023. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on April 28, 2023 (as supplemented, the “Proxy Statement”) continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our shareholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in our Current Report on Form 8-K filed with the SEC on June 9, 2023, Alex Morrison, the Chairman of the Board of Directors (the “Board”) of the Company, resigned from the Board with immediate effect on June 5, 2023. Mr. Morrison’s resignation was not the result of any disagreement between Mr. Morrison and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices.

Mr. Morrison’s term as a director was scheduled to expire at the Annual Meeting. As a result of his resignation, Mr. Morrison is no longer a director nominee for election at the Annual Meeting.

At this time, the Board has not identified an individual to fill the vacancy created by Mr. Morrison’s resignation or to appoint as a successor nominee for election at the Annual Meeting.

Prior to his resignation, Mr. Morrison served as the Chairman of the Company’s Audit Committee, along with independent directors Ron Little and Lila Manassa Murphy. As a result of Mr. Morrison’s resignation, the Audit Committee will be comprised of Mr. Little and Ms. Murphy, both of whom meet the Audit Committee independence requirements set forth in the NYSE American Company Guide. Our Board has determined that Ms. Murphy, who the Board has determined qualifies as an audit committee financial expert as defined by the application regulations of the SEC, will assume the role of Chair of the Audit Committee on an interim basis.

Prior to his resignation, Mr. Morrison also served as the Chairman of the Company’s Compensation Committee, along with independent director Joe Driscoll. As a result of Mr. Morrison’s resignation, the Compensation Committee will be comprised of Mr. Driscoll and Mr. Little, both of whom meet the Compensation Committee independence requirements set forth in the NYSE American Company Guide. Mr. Little will assume the role of Chairman of the Compensation Committee on an interim basis.

In light of Mr. Morrison’s resignation as Chairman of the Board, independent director Ron Little, will assume the role of Chairman of the Board on an interim basis.

The Nominating and Governance Committee of the Board has commenced a search for suitable candidates for appointment to the Board.  The role of Chair of the Board and each of the Board Committees will be re-evaluated when one or more additional directors are identified and appointed or elected to the Board.

All nominees, other than Mr. Morrison, named in the Proxy Statement continue to stand for re-election at the Annual Meeting and the form of proxy card included with the Proxy Statement remains valid. However, any votes for Mr. Morrison will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Morrison. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Morrison’s name as a nominee for election as director. Due to the resignation of Mr. Morrison, the Board will have a vacancy at the Annual Meeting.

However, shareholders may not vote for a greater number of nominees than the four nominees listed on the proxy card or voting instruction form.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

By order of the Board of Directors, Kim Perry, Chief Financial Officer and Corporate Secretary